UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2018

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

000-14710	Delaware	52-2154066
(Commission File Number)	(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2200 Powell Street, Suite 310, Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 204-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 7, 2018 (the “Closing Date”), XOMA Corporation (the “Company”) and certain of its subsidiaries, as borrowers (collectively, the “Borrowers”), entered into a loan and security agreement (the “Agreement”) with Silicon Valley Bank, as the lender (the “Lender”), pursuant to which the Lender has agreed to lend the Borrowers up to $20.0 million in a series of term loans. Under the terms of the Agreement, the Company may borrow an additional $20.0 million from the Lender, subject to certain conditions.

The proceeds from the term loans (the “Term Loans”) under the Agreement may be used to fund permitted acquisitions by the Borrowers and to fund their general business requirements. The Borrowers’ obligations under the Agreement are secured by substantially all of the Borrowers’ current and future assets, other than certain excluded collateral.

All of the Term Loans mature on the earlier of the payment date that is 23 months after the applicable term loan amortization date for each such Term Loan, March 1, 2023 and 30 days prior to the earliest maturity of any portion of the Company’s Novartis debt (the “Maturity Date”). Payments will be interest-only through May 1, 2019, followed by 24 equal monthly payments of principal and interest. Interest on the Term Loans will bear interest at a fixed rate of equal to the greater of (i) 4.75% and (ii) 0.25% over the Wall Street Journal Prime Rate.

The Borrowers will be required to make a final payment fee of 8.50% of the amounts of the Term Loans drawn payable on the earlier of (i) the prepayment of the Term Loans or (ii) the Maturity Date. The Borrowers may prepay the Term Loans by paying a prepayment fee equal to (i) 3.00% of the applicable Term Loan prepaid on or before the first anniversary of the applicable funding date, (ii) 2.00% of the applicable Term Loan prepaid between the first and second anniversary of the applicable funding date, and (iii) 1.00% of the applicable Term Loan prepaid thereafter, and prior to the Maturity Date.

In connection with entering into the Agreement, the Company issued to the Lender a warrant exercisable for 6,332 shares of the Company’s common stock (the “Warrant”). The Warrant is exercisable in whole or in part, immediately, and has a per share price of $23.69, which was the closing price of the Company’s common stock on the NASDAQ Global Market on the day prior to the Closing Date.

The Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, restrictions on dispositions, changes in business, management, ownership or business locations, mergers or acquisitions, indebtedness, encumbrances, distributions, investments, transactions with affiliates and subordinated debt. The Agreement also includes customary events of default, including but not limited to the nonpayment of principal or interest, violations of covenants, material adverse changes, attachment, levy, restraint on business, cross-defaults on material indebtedness, insolvency, material judgments and penalties, misrepresentations, subordinated debt and governmental approvals. Upon an event of default, the Lender may, among other things, accelerate the loans and foreclose on the collateral.

The foregoing description of the Agreement and the Warrants is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement and a form of the Warrants, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the three month period ending June 30, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The Warrants described in Item 1.01 above were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”). The Warrants contain representations to support the Company’s reasonable belief that each of the recipients of such securities had access to information concerning the Company’s operations and financial condition, that each such recipient is acquiring the securities for its own account and not with a view to the distribution thereof, and that each such recipient is an “accredited investor” as defined by Rule 501 promulgated under Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA CORPORATION

Date: May 8, 2018	/s/ Thomas Burns
Thomas Burns
Senior Vice President, Finance and Chief Financial Officer